SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): September 20, 1996

                        Commission File Number: 0-16454

                             Cimetrix Incorporated

             (Exact Name of registrant as Specified in its Charter)


        Nevada                                    87-0439107
(State or other jurisdiction            (IRS Employer Identification
of incorporation                                 Number)
or organization)

2222 South 950 East, Provo,                 84606
Address of Principal Executive Offices    (Zip Code)


Registrant's Telephone Number, Including Area Code:
(801) 344-7000

(Former name, former address, and former fiscal year, if changed since last report)

                   Page 1 of 3 consecutively numbered pages.





                                 Item 5.  Other

Option Exercise - Director and Former Directors

On August 22, and 23, 1996, respectively, Mr. Samuel Shoen and Mr. Mark A. Filippell, two former directors of the Registrant who did not stand for re-election to the Board at the Annual Shareholders Meeting held August 24, 1996, exercised their individual options to purchase 50,000 shares each of common stock of the Registrant at an exercise price of $5.00 per share. The exercise of these two options resulted in total cash proceeds to the Registrant of $500,000. The shares have been purchased for investment purposes.

On September 11, 1996, Mr. Douglas Davidson, Chairman of the Board of the Registrant, also exercised his option to purchase 50,000 common shares of the Registrant at an exercise price of $4.00 per share, for total cash proceeds of $200,000.

The options exercised above were registered pursuant to an S-8 Registration Statement filed by the Registrant with the Securities and Exchange Commission which became effective when filed on August 1, 1996.

Sale of Provo Facility

Pursuant to a decision approved by the Board of Directors to relocate the Registrant's operations from the Provo, Utah area to Salt Lake City, Utah, on September 19, 1996, the Registrant sold its current 18,500 square foot facility to a group of non-related, third-party investors for a sale price of $1,275,000.
 After deducting the expenses of the sale, cash proceeds to the Registrant were approximately $1,140,000. The sale price represents a gain on the sale of the property in excess of $400,000.

The decision to move the operations of the Registrant to Salt Lake City is based upon the perceived advantages of being closer to a larger, more experienced labor force for future recruiting necessities, and having easier access to an international airport which would facilitate the ingress and egress of visitors from out of state and country, and facilitate the travel of the Registrant's own marketing and engineering personnel.


                                   SIGNATURES

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 20, 1996     Cimetrix Incorporated


                              By  /s/ Kitt R. Finlinson
                                Kitt R. Finlinson, Vice-President (Chief Finan-cial Officer and Chief Accounting Officer)